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                             For Immediate Release:

           RENT-A-CENTER, INC. COMPLETES OFFERING OF $100 MILLION IN
                          11% SENIOR SUBORDINATED NOTES

                                  ------------

PLANO, TEXAS, DECEMBER 19, 2001 - Rent-A-Center, Inc. (Nasdaq: RCII) today announced the completion of a private offering under Rule 144A of $100 million in principal amount of 11% Senior Subordinated Notes due 2008. The Senior Subordinated Notes were issued at 99.5% of par.

         The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Rent-A-Center intends to use the proceeds of the offering to repay approximately $30 million in term loans, repurchase approximately $34.7 million of its common stock from its former Chairman and Chief Executive Officer and for general corporate purposes.